Free Writing Prospectus (to Prospectus dated December 23, 2015, as Supplemented by the Prospectus Supplement dated May 3, 2017)
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208715

# Become a Winery Owner

**Preferred Stock offered at $4.35 per share (min. 350 shares).**



*Join us as an Owner and help build a biodynamically farmed vineyard and winery near Dundee, Oregon.*

Together we will make méthode champenoise sparkling wines made from biodynamically-grown grapes. We will use biodynamic farming practices to create a balanced ecosystem that generates healthy soil and sustainably-made wines. The winery will offer Oregon-inspired hospitality with gardens and wine cave for you to explore and enjoy.

As an Owner, you earn founder status, invitation to winery celebrations, savings on wine, and will be a part of telling the Oregon wine story.



To obtain more information regarding the winery and an investment, please visit **www.wvv.com/ownership** or call 503-588-9463.

Jim Bernau, Founder/Winegrower
Willamette Valley Vineyards
8800 Enchanted Way SE • Turner, OR 97392